Exhibit 99.2

CSX

CORPORATION

CSX FLASH

QUARTERLY FINANCIAL REPORT

SECOND QUARTER 2006

CSX Announces Strong Earnings, Stock Split,

Dividend Increase, Share Buyback

Highlights:

•	Record Surface Transportation revenues and operating income

•	2-for-1 stock split for shareholders, effective August 3, 2006

•	$0.10 quarterly dividend on the post-split shares, a 54 percent increase

•	$500 million share buyback program intended to be completed in 12 months

Jacksonville, Florida (July 18, 2006) – CSX Corporation [NYSE: CSX] today reported second quarter 2006 net earnings of $390 million, or $1.66 per share. Earnings for the second quarter included insurance recoveries related to Hurricane Katrina and benefits associated with the resolution of tax matters with a combined impact of $0.50 per share. Last year’s second quarter earnings were $165 million, or $0.73 per share, which included costs related to a debt repurchase of $0.54 per share, partially offset by a state income tax benefit of $0.31 per share. On a comparable basis, the company’s earnings per share for the second quarter of 2006 were $1.16, a 21 percent increase, compared to $0.96 for the same period last year. (See table below for reconciliation of these items to reported numbers.)

“These financial gains are a result of momentum in our operations, improvements in productivity and service, and our ability to capture price in a strong market environment,” said Michael J. Ward, chairman and chief executive officer of CSX Corporation. “Our strategy remains on track, the team is driving performance, and we are well positioned for profitable growth.”

The company posted record Surface Transportation revenues of $2.4 billion, which represented a 12 percent increase from the second quarter last year. Surface Transportation operating income was $645 million, including the insurance recoveries, compared to $422 million for the same period last year. On a comparable basis, 2006 second quarter operating income was a record $519 million, a 23 percent increase over last year, and reflected an operating ratio of 78.6 percent.

In addition, the company announced its board of directors has approved a 2-for-1 stock split for shareholders and a $0.10 quarterly dividend on the post-split shares, representing a 54% increase. The board also authorized a $500 million share buyback program that the company intends to complete over 12 months.

“We are confident in our ability to achieve double digit growth in operating income, earnings and free cash flow over the next five years,” said Ward. “The decision by our board to split our stock, increase the dividend and authorize the share buyback program reflects our strong balance sheet, and follows record operating performance as well as new investments to expand network capacity.”

The stock split will be for all shareholders of record on August 3, 2006 with a distribution date of August 15, 2006.

The $0.10 post-split quarterly dividend on the company’s common stock to shareholders of record as of August 25, 2006, is payable on September 15, 2006.

The new share buyback program is authorized to begin on July 24, 2006. Under the program, the company may purchase shares from time to time on the open market, through block trades or otherwise.

The accompanying

unaudited financial

information should be read in

conjunction with the

company’s most recent

Annual Report on Form

10-K, Quarterly Reports on

Form 10-Q, and any Current

Reports on Form 8-K.

	CSX CORPORATION	CONTACT:
Consolidated Financial Statements.......p.3 Surface Transportation Information.......p.7 Other Information...................................p.12	500 Water Street 15th Floor, C900 Jacksonville, FL 32202 http://www.csx.com	INVESTOR RELATIONS David Baggs (904) 359-4812 MEDIA Garrick Francis (904) 359-1708

GAAP RECONCILIATION (Dollars in millions, except per share amounts)

The company reports its financial results in accordance with generally accepted accounting principles
(“GAAP”). However, management believes that certain non-GAAP financial measures used in managing the company’s business that fall within the meaning of Reg G by the Securities and Exchange Commission may provide users of the financial information with additional meaningful comparisons to prior reported results.

	Second Quarter
	2006	2005
Surface Transportation Operating Income	$645	$422
Less Gain on Insurance Recoveries	(126)	-
Comparable Surface Transportation Operating Income	$519	$422

Earnings Per Share	$1.66	$0.73
Less Gain on Insurance Recoveries After Tax	(0.33)	-
Plus Debt Repurchase Expense After Tax	-	0.54
Less Income Tax Benefits	(0.17)	(0.31)
Comparable Earnings Per Share	$1.16	$0.96

CSX Corporation, based in Jacksonville, Fla., is a leading transportation company providing rail, intermodal and rail-to-truck transload services. The company’s transportation network spans approximately 21,000 miles with service to 23 eastern states and the District of Columbia, and connects to more than 70 ocean, river and lake ports.

This earnings announcement, as well as a package of detailed financial information, is contained in the CSX Flash report available on the company’s Web site at www.csx.com and on Form 8-K with the Securities and Exchange Commission (SEC).

CSX executives will conduct a quarterly earnings conference call with the investment community on July 19, 2006 at 8:30 a.m. ET. Investors, media and the public may listen to the conference call by dialing 888-327-6279 (888-EARN-CSX) and asking for the CSX earnings call. (Callers outside the U.S., dial 773-756-0199). Participants should dial in 10 minutes prior to the call.

A webcast of the live conference call will be available at www.csx.com in the Investors section. Following the earnings call, an internet replay of the presentation will be available. In addition, the replay will be available for download to a portable audio player or computer as an MP3 - or podcast - file. Both the replay and MP3 file can be found at www.csx.com in the Investors section and will be archived on the site for at least 30 days following the call for those unable to listen in real time.

###

This press release and other statements by the company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise any forward-looking statement. If the company does update any forward-looking statement, no inference should be drawn that the company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the company.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the company’s website at www.csx.com.

CSX Corporation

CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)

(Dollars in Millions, Except Per Share Amounts)

		Quarters Ended			Six Months Ended

		June 30, 2006	July 1, 2005	$ Change	June 30, 2006	July 1, 2005	$ Change

Surface	Revenue	$2,421	$2,166	$255	$4,752	$4,274	$478
Transportation	Expense
	Labor and Fringe	715	706	9	1,433	1,400	33
	Materials, Supplies and Other	468	441	27	931	913	18
	Depreciation	216	203	13	427	406	21
	Fuel	288	176	112	541	355	186
	Building and Equipment Rent	132	137	(5)	256	272	(16)
	Inland Transportation	62	62	-	118	116	2
	Conrail Rents, Fees and Services	21	19	2	40	39	1
	Gain on Insurance Recoveries (Note a)	(126)	-	(126)	(126)	-	(126)

	Total Expense	1,776	1,744	32	3,620	3,501	119

	Surface Transportation Operating Income	645	422	223	1,132	773	359

	Other Operating Income	1	9	(8)	10	12	(2)

Consolidated	Consolidated Operating Income	646	431	215	1,142	785	357

	Other Income - Net	11	30	(19)	8	28	(20)
	Debt Repurchase Expense (Note c)	-	(192)	192	-	(192)	192
	Interest Expense	(98)	(110)	12	(196)	(224)	28

	Earnings From Continuing Operations Before Income Taxes	559	159	400	954	397	557

	Income Tax (Expense) Benefit (Note b)	(169)	6	(175)	(319)	(78)	(241)

	Earnings From Continuing Operations	390	165	225	635	319	316

	Discontinued Operations - Net of Tax (Note d)	-	-	-	-	425	(425)

	Net Earnings	$390	$165	$225	$635	$744	$(109)

Earnings Per Common Share	Earnings Per Share, Assuming Dilution:
	From Continuing Operations	$1.66	$0.73	$0.93	$2.73	$1.41	$1.32
	Discontinued Operations	-	-	-	-	1.88	(1.88)

	Net Earnings	$1.66	$0.73	$0.93	$2.73	$3.29	$(0.56)

	Average Diluted Common Shares Outstanding (Thousands)	235,103	227,453		233,642	226,850

	Cash Dividends Paid Per Common Share	$0.13	$0.10		$0.26	$0.20

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED BALANCE SHEET

(Dollars in Millions)

		(Unaudited) June 30, 2006	Dec. 30, 2005

Assets	Cash and Cash Equivalents	$320	$309
	Short-term Investments	362	293
	Accounts Receivable - Net	1,204	1,202
	Materials and Supplies	202	199
	Deferred Income Taxes	241	225
	Other Current Assets	66	144

	Total Current Assets	2,395	2,372

	Properties	27,229	26,538
	Accumulated Depreciation	(6,672)	(6,375)

	Properties - Net	20,557	20,163

	Investment in Conrail	609	603
	Affiliates and Other Companies	318	304
	Other Long-term Assets	719	790

	Total Assets	$24,598	$24,232

Liabilities and	Accounts Payable	$917	$954
Shareholders’ Equity	Labor and Fringe Benefits Payable	457	565
	Casualty, Environmental and Other Reserves	306	311
	Current Maturities of Long-term Debt	1,375	936
	Short-term Debt	3	1
	Income and Other Taxes Payable	113	102
	Other Current Liabilities	89	110

	Total Current Liabilities	3,260	2,979

	Casualty, Environmental and Other Reserves	649	653
	Long-term Debt	4,567	5,093
	Deferred Income Taxes	6,079	6,082
	Other Long-term Liabilities	1,440	1,471

	Total Liabilities	15,995	16,278

	Shareholders’ Equity:
	Common Stock $1 Par Value	222	218
	Other Capital	1,848	1,751
	Retained Earnings	6,841	6,262
	Accumulated Other Comprehensive Loss	(308)	(277)

	Total Shareholders’ Equity	8,603	7,954

	Total Liabilities and Shareholders’ Equity	$24,598	$24,232

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

CONSOLIDATED CASH FLOW STATEMENT (Unaudited)

(Dollars in Millions)

		Six Months Ended

		June 30, 2006	July 1, 2005

Operating Activities	Net Earnings	$635	$744
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	430	418
	Deferred Income Taxes	6	(51)
	Gain on Sale of International Terminals- Net of Tax (Note d)	-	(428)
	Gain on Insurance Recoveries (Note a)	(126)	-
	Insurance Proceeds	92	-
	Other Operating Activities	(26)	(124)
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	(63)	41
	Other Current Assets	66	(45)
	Accounts Payable	2	16
	Income and Other Taxes Payable	(21)	(226)
	Other Current Liabilities	(141)	(16)

	Net Cash Provided by Operating Activities	854	329

Investing Activities	Property Additions	(879)	(381)
	Insurance Proceeds	115	-
	Net Proceeds from Sale of International Terminals	-	1,108
	Purchase of Minority Interest in International
	Terminals Subsidiary	-	(110)
	Purchase of Short-term Investments	(761)	(1,576)
	Proceeds from Sales of Short-term Investments	718	1,679
	Other Investing Activities	(15)	3

	Net Cash (Used in) Provided by Investing Activities	(822)	723

Financing Activities	Short-term Debt - Net	2	(98)
	Long-term Debt Issued	63	27
	Long-term Debt Repaid	(143)	(1,213)
	Dividends Paid	(57)	(44)
	Stock Options Exercised	224	52
	Shares Repurchased	(149)	-
	Other Financing Activities	39	3

	Net Cash Used in Financing Activities	(21)	(1,273)

Cash and Cash Equivalents	Net Increase (Decrease) in Cash and Cash Equivalents	11	(221)
	Cash and Cash Equivalents at Beginning of Period	309	522

	Cash and Cash Equivalents at End of Period	$320	$301

See accompanying Notes to Consolidated Financial Statements on page 6.

CSX Corporation

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

Prior periods have been reclassified to conform to the current year presentation.

(a)	Gain on Insurance Recoveries:

In the second quarter of 2006, CSX recognized a gain of $126 million before tax, or $78 million after tax, on insurance recoveries from claims related to Hurricane Katrina. The gain represents insurance recoveries related to property damage and lost profits. Additional gains are expected in future periods as more cash is collected.

(b)	Income Tax:

•

In the second quarter of 2006, CSX recognized a tax benefit of $41 million principally related to the resolution of certain tax matters. As issue are resolved in future periods, additional adjustments may occur.

•

In the second quarter of 2005, Ohio enacted legislation to gradually eliminate its corporate franchise tax. This legislative change resulted in an income tax benefit of $71 million associated with eliminating deferred income tax liabilities.

(c)	Debt Repurchase Expense:

In the second quarter of 2005, CSX repurchased $1.0 billion of outstanding debt. CSX recognized $192 million of before-tax costs, or $123 million of after-tax costs, to repurchase the debt, which primarily reflects the increase in current market value above original issue value.

(d)	Discontinued Operations:

In the first quarter of 2005, CSX sold its International Terminals business for net cash proceeds of $998 million. As a result, CSX recognized earnings from discontinued operations of $425 million after tax, which includes $428 million of after tax gain on sale and a $3 million after tax first quarter 2005 loss on operations of the International Terminals business.

Subsequent Event

The company’s board of directors approved a 2-for-1 stock split for shareholders effective August 3, 2006, a $0.10 quarterly dividend on the post-split shares effective in September 2006, and a $500 million share buyback program that the company intends to complete over the next 12 months.

All earnings per share information for the second quarter of 2006 is on a pre-split basis. Beginning in the third quarter of 2006, the company will be required to retrospectively apply the stock split. If the company had applied the stock split for this quarter, EPS assuming dilution would have been $.83 and $.36, for the quarters ended 2006 and 2005, respectively.

CSX Corporation

SURFACE TRANSPORTATION DETAIL (Unaudited)

(Dollars in Millions)

Quarters Ended June 30, 2006 and July 1, 2005

	Rail		Intermodal		Surface Transportation
	2006	2005	2006	2005	2006	2005	$ Change
Revenue	$2,065	$1,836	$356	$330	$2,421	$2,166	$255
Expense
Labor and Fringe	695	687	20	19	715	706	9
Materials, Supplies and Other	414	394	54	47	468	441	27
Depreciation	206	193	10	10	216	203	13
Fuel	288	176	-	-	288	176	112
Building and Equipment Rent	99	104	33	33	132	137	(5)
Inland Transportation	(116)	(104)	178	166	62	62	-
Conrail Rents, Fees and Services	21	19	-	-	21	19	2
Gain on Insurance Recoveries	(124)	-	(2)	-	(126)	-	(126)

Total Expense	1,483	1,469	293	275	1,776	1,744	32

Surface Transportation Operating Income	$582	$367	$63	$55	$645	$422	$223

Surface Transportation Operating Ratio	71.8%	80.0%	82.3%	83.3%	73.4%	80.5%

Other Operating Income					$1	$9

Consolidated Operating Income					$646	$431

Six Months Ended June 30, 2006 and July 1, 2005
	Rail		Intermodal		Surface Transportation
	2006	2005	2006	2005	2006	2005	$ Change
Revenue	$4,062	$3,615	$690	$659	$4,752	$4,274	$478
Expense
Labor and Fringe	1,393	1,361	40	39	1,433	1,400	33
Materials, Supplies and Other	833	812	98	101	931	913	18
Depreciation	407	386	20	20	427	406	21
Fuel	541	355	-	-	541	355	186
Building and Equipment Rent	192	205	64	67	256	272	(16)
Inland Transportation	(227)	(209)	345	325	118	116	2
Conrail Rents, Fees and Services	40	39	-	-	40	39	1
Gain on Insurance Recoveries	(124)	-	(2)	-	(126)	-	(126)

Total Expense	3,055	2,949	565	552	3,620	3,501	119

Surface Transportation Operating Income	$1,007	$666	$125	$107	$1,132	$773	$359

Surface Transportation Operating Ratio	75.2%	81.6%	81.9%	83.8%	76.2%	81.9%

Other Operating Income					$10	$12

Consolidated Operating Income					$1,142	$785

CSX Corporation

SURFACE TRANSPORTATION VOLUME AND REVENUE (Unaudited)

Volume (Thousands); Revenue (Dollars in Millions); Revenue Per Unit (Dollars)

Quarters Ended June 30, 2006, and July 1, 2005

	Volume			Revenue			Revenue Per Unit
	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change
Chemicals	134	135	(1)%	$305	$270	13%	$2,276	$2,000	14%
Emerging Markets	144	136	6	158	137	15	1,097	1,007	9
Forest Products	103	113	(9)	194	181	7	1,883	1,602	18
Agricultural Products	96	87	10	164	133	23	1,708	1,529	12
Metals	95	92	3	173	140	24	1,821	1,522	20
Phosphates and Fertilizers	94	117	(20)	93	91	2	989	778	27
Food and Consumer	63	63	-	120	109	10	1,905	1,730	10
Total Merchandise	729	743	(2)	1,207	1,061	14	1,656	1,428	16

Coal	446	438	2	562	519	8	1,260	1,185	6
Coke and Iron Ore	24	21	14	31	22	41	1,292	1,048	23
Total Coal	470	459	2	593	541	10	1,262	1,179	7

Automotive	124	124	-	223	211	6	1,798	1,702	6

Other	-	-	-	42	23	83	-	-	-

Total Rail	1,323	1,326	-	2,065	1,836	12	1,561	1,385	13
International	326	320	2	148	134	10	454	419	8
Domestic	221	223	(1)	198	190	4	896	852	5
Other	-	-	-	10	6	67	-	-	-

Total Intermodal	547	543	1	356	330	8	651	608	7

Total Surface Transportation	1,870	1,869	-%	$2,421	$2,166	12%	$1,295	$1,159	12%

Six Months Ended June 30, 2006, and July 1, 2005

	Volume			Revenue			Revenue Per Unit
	2006	2005	% Change	2006	2005	% Change	2006	2005	% Change
Chemicals	269	275	(2)%	$600	$546	10%	$2,230	$1,985	12%
Emerging Markets	268	251	7	292	254	15	1,090	1,012	8
Forest Products	209	226	(8)	385	357	8	1,842	1,580	17
Agricultural Products	192	179	7	321	270	19	1,672	1,508	11
Metals	189	185	2	337	278	21	1,783	1,503	19
Phosphates and Fertilizers	182	234	(22)	183	181	1	1,005	774	30
Food and Consumer	127	126	1	238	213	12	1,874	1,690	11
Total Merchandise	1,436	1,476	(3)	2,356	2,099	12	1,641	1,422	15

Coal	902	875	3	1,114	1,001	11	1,235	1,144	8
Coke and Iron Ore	44	42	5	58	46	26	1,318	1,095	20
Total Coal	946	917	3	1,172	1,047	12	1,239	1,142	8

Automotive	251	249	1	454	419	8	1,809	1,683	7

Other	-	-	-	80	50	60	-	-	-

Total Rail	2,633	2,642	-	4,062	3,615	12	1,543	1,368	13
International	628	636	(1)	280	266	5	446	418	7
Domestic	435	435	-	384	363	6	883	834	6
Other	-	-	-	26	30	(13)	-	-	-

Total Intermodal	1,063	1,071	(1)	690	659	5	649	615	6

Total Surface Transportation	3,696	3,713	-%	$4,752	$4,274	11%	$1,286	$1,151	12%

CSX Corporation

REVENUE

Rail Operating Revenue

Second quarter Surface Transportation revenue represents the 17th consecutive quarter of year-over-year revenue growth. All four major markets experienced revenue gains as a result of continued traffic re-pricing and the fuel surcharge program.

Merchandise

Chemicals – Revenue and revenue per unit improved by capitalizing on a continued strong pricing environment. While shipments of plastics increased, overall volume was down slightly because high raw material costs continued to negatively affect the U.S. chemical industry’s competitiveness and in turn, CSX’s volumes.

Emerging Markets – Continued strength in the building and highway construction markets in the southeast propelled demand for aggregate products, such as rock, sand, and cement. Shipments of municipal waste and construction and demolition debris from the metropolitan areas in the northeast also continued to show significant growth.

Forest Products – Volume declined due to weakness in the printing market as electronic media continued to reduce the demand for printed paper. A favorable pricing environment improved revenue per unit in all segments, which was led by lumber, plywood and brown packaging paper. Yield management efforts also negatively affected packaging paper shipments. A general focus on longer and more profitable shipments favorably affected revenue per unit.

Agricultural Products – Increased demand for ethanol as a fuel additive continued to be a key reason for strong volume growth. In addition, strong export demand for grain and increased shipments of beans due to lower producer prices helped volume growth.

Metals – Domestic steel demand continued to drive high levels of production and volume gains. Pricing actions also contributed to a record revenue quarter and growth compared to last year.

Phosphates and Fertilizers – Short-haul export phosphate volume, which has lower revenue per unit, decreased significantly as increased international production caused plant shutdowns. The loss of this short-haul traffic and an increase in longer-haul domestic phosphate volume together had a significant favorable impact on revenue per unit.

Food and Consumer – Volume in this segment (which includes the transportation of refrigerated products, canned goods, building products and transportation equipment) was flat. Growth in deliveries of customer-owned freight cars, roofing granules (used to make shingles), and rice was offset by softness in shipments of ores (used in paint products), clay, and canned goods. Also, a focus on shipments that are more profitable and are moved longer distances favorably affected revenue per unit.

Coal

Revenue and volume were up on continued strong utility demand. Utility inventory levels were estimated to be at target levels at the end of the second quarter. Increased fuel surcharge coverage and a favorable pricing environment resulted in revenue-per-unit increases. Also, the second quarter of 2005 included an additional $17 million of revenue from a rate case settlement.

Automotive

Volume was flat due to a slight reduction in North American light vehicle production. Consistent with the overall automotive market, CSX’s volumes continued to shift from the Big 3 to foreign brands produced domestically. Revenue per unit was favorable due to price increases and fuel surcharge.

Intermodal Operating Revenue

International – Overall volume increased due to import activity from several key international customers, partially offset by continued yield management initiatives. Revenue per unit increased as a result of a strong pricing environment and fuel surcharge.

Domestic – Volume declined slightly from fewer shipments from the west coast that are transported by other rail carriers, partially offset by growth in the parcel and truckload markets. Additionally, the pricing environment continued to remain favorable.

CSX Corporation

EXPENSE

Surface Transportation expenses increased $32 million from last year’s second quarter, despite $126 million of insurance recoveries related to Hurricane Katrina. Significant variances are described below.

Labor and Fringe expenses increased $9 million due to the effects of higher inflation partially offset by lower incentive compensation because of new long-term incentive plans.

Materials, Supplies and Other expenses increased $27 million primarily due to inflation and a prior year supplier reimbursement that was not repeated. These increases were partially offset by productivity gains from improved operations, such as better usage of locomotives and fewer train accidents and related costs.

Depreciation expense increased $13 million due to an increasing asset base related to higher capital spending.

Fuel expense increased $112 million from higher fuel prices and less hedge benefit.

Building and Equipment Rent decreased $5 million due to a reduction in railcar lease expense. This was a direct result of the improvement in operational fluidity, which drove improvements in shipment cycle-time and reduced the number of cars-on-line.

Gain on Insurance Recoveries of $126 million represented cash received for lost profits and higher replacement value of property compared to the value of the property that was damaged, after consideration of the company’s insurance deductible.

Other Operating Income decreased $8 million primarily because of less equipment leasing activity related to the company’s former container shipping business. Also included in other operating income are gain amortization on the company’s conveyance of its former CSX lines subsidiary, some remaining net sublease income from assets formerly included in the marine service segment, and other items.

CSX Corporation

RAIL OPERATING STATISTICS (Estimated)

		Second Quarter			Six Months

		2006	2005	% Change	2006	2005	% Change

Coal	Domestic:
(Millions of Tons)	Utility	39.4	37.6	5%	79.8	74.7	7%
	Other	4.9	5.5	(11)	10.0	10.8	(7)

	Total Domestic	44.3	43.1	3	89.8	85.5	5
	Export	3.2	3.4	(6)	6.4	7.2	(11)

	Total	47.5	46.5	2	96.2	92.7	4

Revenue Ton-Miles	Merchandise	35.3	34.7	2	70.5	69.3	2
(Billions)	Automotive	2.2	2.2	-	4.4	4.4	-
	Coal	21.0	20.4	3	42.4	41.1	3
	Intermodal	5.3	5.2	2	10.3	10.2	1

	Total	63.8	62.5	2	127.6	125.0	2

Gross Ton-Miles	Total Gross Ton-Miles
(Billions)	(Excludes locomotive gross ton-miles)	118.5	117.2	1	237.6	233.7	2

Service Measurements	Personal Injury Frequency Index (Per 200,000 Man Hours)	1.37	1.88	27	1.36	1.76	23
	FRA Train Accidents Frequency (Per Million Train Miles)	3.29	3.62	9	3.41	4.32	21

	On -Time Originations	76.5%	47.7%	60	75.5%	48.8%	55
	On -Time Arrivals	60.3%	36.2%	67	60.8%	36.9%	65

	Average System Dwell Time (Hours) (a)	25.5	30.4	16	26.1	30.2	14
	Average Total Cars- On-Line	223,349	235,819	5	223,822	235,019	5

	Average Velocity, All Trains (Miles Per Hour)	19.5	19.1	2	19.7	19.3	2

	Average Recrews (Per Day)	63	67	6	60	66	9%

Resources	Route Miles	21,244	21,794	(3)
	Locomotives (Owned and long-term leased)	3,850	3,694	4
	Freight Cars (Owned and long-term leased)	102,975	103,544	(1)%

(a) Beginning October 2005, the Association of American Railroads adopted a new dwell calculation in an effort to standardize reporting across U.S. railroads. Beginning in 2007 and going forward, CSXT will adopt this new method. If CSXT had used this new method in the second quarter and first six months of 2006, average system dwell time would have been 25.1 and 25.6 hours for those periods, respectively.

SURFACE TRANSPORTATION FUEL STATISTICS

	Second Quarter		Six Months

	2006	2005	2006	2005

Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	147.6	147.7	304.5	305.0
Price Per Gallon (Dollars)	$1.9516	$1.1905	$1.7754	$1.1643
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(112)	$(22)	$(186)	$(41)

CSX Corporation

OTHER INCOME (EXPENSE) (Unaudited)

	Quarters Ended			Six Months Ended

	June 30, 2006	July 1, 2005	$ Change	June 30, 2006	July 1, 2005	$ Change

Interest Income	$10	$15	$(5)	$19	$22	$(3)
Income from Real Estate and Resort Operations	2	24	(22)	(7)	16	(23)
Minority Interest Expense	(6)	(7)	1	(11)	(10)	(1)
Miscellaneous	5	(2)	7	7	-	7

Total	$11	$30	$(19)	$8	$28	$(20)

EMPLOYEE COUNTS (Estimated)

	May 2006	May 2005	Change

Surface Transportation
Rail	33,143	32,005	1,138
Intermodal	1,016	1,076	(60)
Technology and Corporate	559	549	10

Total Surface Transportation	34,718	33,630	1,088

Other	1,471	1,546	(75)

Total	36,189	35,176	1,013